Nicor Gas Company
Form 10-Q
Exhibit 10.2

INTERIM COOPERATIVE AGREEMENT

This agreement is made this 28th day of October 1993 by and between Commonwealth Edison Company (“Edison”), an Illinois corporation, and Northern Illinois Gas Company (“NI-Gas”), an Illinois corporation, (collectively, “Utilities”) to provide an interim cooperative arrangement for the Utilities to address certain issues at certain former manufactured gas plant (“MGP”) sites in Illinois.

WHEREAS, without admitting any liability, Edison and NI-Gas currently believe that certain actions should be taken with regard to particular MGP sites; and

WHEREAS, without admitting any liability, Edison and NI-Gas may agree in the future that certain actions should be taken with regard to other MGP sites; and

WHEREAS, Edison and NI-Gas have determined that it is in the public interest and in their mutual best interest to work together on an interim basis to perform mutually acceptable actions with regard to certain MGP sites; and

WHEREAS, Edison and NI-Gas have determined that it is in their mutual best interest to pursue negotiation, and binding arbitration to the extent set forth in this Agreement, to attempt to resolve issues regarding payment of the cost of performing actions at certain MGP sites;

NOW THEREFORE, based on the covenants and mutual promises contained herein, Edison and NI-Gas agree as follows.

1.	Interim Cost Allocation.
1.1
If either of the Utilities believes that costs should be incurred at one or more MGP sites listed on Attachment A (“Site List”), it shall contact the other and the Utilities shall meet as soon as reasonably possible to discuss whether they agree that costs should be incurred and, if so, the nature of those costs. If the Utilities reach agreement on those issues, each of the Utilities shall pay 50% of the agreed upon costs (“Interim Cost Allocation”), subject to the final allocation of costs between the Utilities pursuant to Sections 4, 5 and 6 of this Agreement (“Final Cost Allocation”). If either of the Utilities believes that an MGP site should be added to the Site List, it shall contact the other and the Utilities shall meet as soon as reasonably possible to discuss whether they agree that the site should be added.

1.2
If, after discussion, the Utilities do not agree that costs should be incurred for a particular site listed on Attachment A, they may pursue or continue to pursue any and all rights which they would otherwise have under applicable law; provided, however, that neither of the Utilities may commence litigation against the other regarding any site on the Site List unless this Agreement has been terminated in accordance with Section 14 or unless ninety (90) days before the Utility intends to commence such litigation it sends the other Utility, by telecopy and U.S. mail, written notice of such intent (“Initial Litigation Notice”). The Initial Litigation Notice shall specify the MGP site or sites that would be the subject of the litigation, and the Utility sending such notice may commence litigation on the ninetieth (90th) day after the date of the Initial Litigation Notice (said 90th day being hereinafter called the “Litigation Date”). On the Litigation Date, the Utility that received the Initial Litigation Notice may commence litigation against the other Utility regarding any MGP site or sites on the Site List, provided that within forty (40) days of the date of the Initial Litigation Notice the Utility receiving such notice sent the other Utility written notice (“Responsive Litigation Notice”), by telecopy and U.S. main, of its intent to commence litigation, including an identification of the site or sites that would be the subject of the litigation to be initiated by it. If a Utility commences litigation in accordance with this Section 1 without terminating this Agreement in accordance with Section 14, this Agreement shall be terminated with regard to the site or sites subject to the litigation (“Termination of Agreement for Litigated Sites”), and the provisions of Section 14 (b) and (c) shall be applicable to such termination. A Utility may not commence litigation in accordance with this Section 1 for a site for which any arbitration proceeding has begun under this Agreement.

2.	Shared Costs.
2.1
The Utilities in the Interim and Final Cost Allocation under this Agreement shall seek recovery from each other solely for Shared Costs, which shall be defined as third party costs of investigation and/or remediation of a particular MGP site (which investigation and/or remediation has been agreed to by both Utilities in accordance with Section 1 of this Agreement) and any expenditures incurred by the Coordinator/Utility for audits under Section 17(b) or in prosecuting, defending, compromising, settling or paying suits or claims pursuant to Section 2.4 of Attachment C. Examples of Shared Costs are the costs of third party investigation and/or remediation of an MGP site (which the Utilities have agreed to perform in accordance with Section 1 of this Agreement) pursuant to:

a)	a work plan agreed upon by the Utilities in accordance with Attachment C;
b)    a work plan ordered by a federal or state regulatory agency;
or
c)	a work plan ordered by a court with appropriate jurisdiction, involving litigation with a third party.
2.2	Examples of costs that are not Shared Costs under this Agreement are:
a)	a Utility’s payroll costs, overhead or internal or external legal costs (except for external legal costs that the Defending Utility may incur in accordance with Section 2.4 of Attachment C);
b)	a Utility’s ordinary costs of owning a particular former MGP site (including, but not limited to, taxes, insurance, maintenance and other similar costs);
c)	costs incurred by a Utility in pursuit of recovery of insurance proceeds from insurance carriers;
d)	costs of prosecuting, defending, compromising or settling third party litigation relating to an MGP site, except to the extent allowed by Section 2.4 of Attachment C; and
e)	costs incurred by either Utility prior to the date of this Agreement, unless the Utilities have agreed pursuant to Section 3 to incur such costs.
2.3	Nothing in this Agreement shall limit the types of costs associated with MGP sites that one Utility can recover from the other in litigation.
3.	Costs Currently Subject to Interim Cost Allocation.
3.1
Edison and NI-Gas have incurred and/or agree to incur the following costs as Shared Costs, subject to the terms of this Agreement, including, but not limited to, the Final Cost Allocation procedures set forth in Sections 4, 5 and 6 of this Agreement:

a)
the cost of any settlement - acceptable to both Edison and NI-Gas -- and the cost of any judgment entered against either or both Utilities in Alcan-Toyo America, Inc. v. Northern Illinois Gas Co., No. 92C 7142 (N.D. Ill. filed 10/27/92);

b)	the cost of air monitoring - - and any other related activities acceptable to both NI-Gas and Edison - - at the Oak Park site; and
c)	the cost of response activities - - acceptable to both NI-Gas and Edison - - at the Streator site.
3.2	The following costs shall be subject to audit and final allocation as Shared Costs in accordance with Sections 4, 5 and 6 of this Agreement:
a)	with regard to the Streator site, approximately $700,000 of costs that Edison has incurred at the site prior to the date of this Agreement; and
b)	with regard to the Alcan site, approximately $45,000 of costs that NI-Gas has incurred at the Alcan site prior to the date of this Agreement.
4.	Final Cost Allocation.
4.1 The final allocation of Shared Costs shall be determined on a site-by-site basis through negotiation or arbitration as set forth in this Agreement, although the Utilities may, if they so agree, aggregate individual sites for Final Cost Allocation. If a Utility, pursuant to the Interim Cost Allocation, has paid a greater percentage of Shared Costs for an MGP site or group of sites than is allocated to it by the Final Cost Allocation, the other Utility shall pay it the difference between the amount it actually paid pursuant to the Interim Cost Allocation and the amount allocated to it by the Final Cost Allocation. The time for Final Cost Allocation shall be determined as follows:
a)
During the twelve months following the completion of both a Phase I and a Phase II investigation at a particular site, the Utilities shall attempt to negotiate the final allocation of the Shared Costs already incurred and the estimated future costs to be incurred in any Phase III remediation. If the Utilities are unable to agree within such twelve months, either Utility may seek binding arbitration as provided for in Section 5 after the conclusion of such twelve months; or

b)
If the Utilities have completed a Phase I investigation, either Utility may seek binding arbitration as provided for in Section 5 no earlier than three years following the completion of the Phase I investigation at a particular site; or

c)
If the Utilities are unable to agree to continue to fund work at a particular site on a 50/50 interim allocation basis at anytime during Phase I, Phase II or Phase III, and for any reason (including, but not limited to, an inability to agree on a consultant or the type of remediation to be performed in Phase III), either Utility may commence arbitration in accordance with Section 5; but in no event prior to two years after the date of this Agreement; or

d)	By Section 4.4 of Attachment C to this Agreement.
4.2	For purposes of this Section, Phase I, Phase II and Phase III are defined as follows:
a)
A Phase I investigation is an investigation to collect data needed to adequately characterize an MGP site for the purpose of developing and evaluating effective response action alternatives. This investigation may be conducted in one or more stages.

b)
A Phase II investigation is the process of evaluating the data from the Phase I investigation in order to select a response action. A Phase II investigation is complete when the Utilities have agreed upon a response action that will be implemented for MGP site.

c)	A Phase III remediation is the implementation of a response action for a site.
5.	Initiation of Arbitration and Selection of Arbitrators.
5.1
Subject to Section 4, one Utility shall initiate the arbitration (“Initiating Utility”) by requesting the Center For Public Resources, Inc. to send to it and the other Utility a list of nine (9) potential arbitrators (“List of Potential Arbitrators”). The initiating Utility shall inform the Center for Public Resources, Inc. that:

a)
Before an arbitrator is included on the List of Potential Arbitrators, the Center for Public Resources, Inc. should confirm with the arbitrator that he/she (i) is interested in performing the arbitration and could do so in accordance with the schedule set forth in this Agreement, and (ii) does not have any conflict of interest that would interfere with impartial decision making;

b)	Each potential arbitrator must have legal training and experience in environmental matters and contract dispute resolution; and
c)	The List of Potential Arbitrators must be accompanied by a curriculum vitae for each arbitrator.
5.2
Within thirty (30) days of receipt of the List of Potential Arbitrators by both Utilities, the Initiating Utility shall select an arbitrator from it and mail to the other Utility notice of the selection. Within forty-five (45) days of the receipt of the List of Potential Arbitrators the other Utility shall select an arbitrator from it and mail to the initiating Utility notice of the selection. Within sixty (60) days of the receipt of the List of Potential Arbitrators, the Utilities shall meet to select a third arbitrator from the List of Potential Arbitrators. If the Utilities cannot agree on a third arbitrator during their meeting, before concluding such meeting they shall select an arbitrator by having each Utility—beginning with the Initiating Utility—alternate in deleting one name from the List of Potential Arbitrators until only one name remains (other than the names of the two (2) arbitrators previously selected by the Utilities). That name shall be the third arbitrator. The date such arbitrator is selected shall be the Commencement Date for purposes of arbitration.

5.3
Each party shall pay the costs of the arbitrator it has selected and one-half the costs of the third arbitrator together with its own costs of arbitration. Such costs shall not be Shared Costs within the meaning of Section 2.

6.	Arbitration Procedure.
6.1
Within ten (10) days of the Commencement Date, the Utilities shall provide the arbitrators a copy of this Section 6 and a copy of all publicly available documents or portions of such documents, including those obtained from the U.S. Environmental Protection Agency or the Illinois Environmental Protection Agency, which the Utilities believe will provide the arbitrators with useful background information about the site (or sites) that is the subject of the arbitration. If the Utilities disagree regarding which documents should be provided to the arbitrators, each Utility may provide whatever documents it chooses.

6.2
Within thirty (30) days (“Document Production Date”) of the Commencement Date, each Utility shall submit to the other all non-privileged documents that it has regarding the site (or sites) that is the subject of the arbitration, as well as a certification—from its Vice President with responsibility for environmental affairs—stating that the Utility is providing all such documents.

6.3	Within thirty (30) days after the Document Production Date, the Utilities and the arbitrators shall have a Scheduling Conference. At this conference, the Utilities and the arbitrators shall:
a)	decide what, if any, additional discovery shall be conducted and establish a schedule for such discovery;
b)
schedule the filing of written testimony by the Utilities, a hearing for cross-examination, the filing of memoranda by the Utilities prior to oral argument, the oral argument, the filing of a brief by each Utility after the oral argument, and the provision to the Utilities by the arbitrators of the Final Cost Allocation Report (“FCAR”) which shall be binding on the Utilities; and

c)	decide any other issues that the Utilities and the arbitrators agree should be decided during the Scheduling Conference to facilitate the arbitration.
If the Utilities disagree about any matter discussed during the Scheduling Conference, the arbitrators shall resolve such matter. The Utilities and the arbitrators shall take all steps reasonably possible to ensure that the arbitration process will be cost-effective, efficient and fair.
6.4	Notwithstanding any other provision of this Agreement, no Utility shall be required to disclose to the other Utility or to the arbitrators any communications with, or work product of, its attorneys.
6.5
The arbitrators may, in their sole discretion, communicate in writing with any Utility to inquire about any gaps in the records, or to request further information on any matter relevant to the development of an allocation, and shall provide a copy of such inquiry to the other Utility. Each Utility shall use its best efforts to comply in writing with an inquiry by the arbitrators pursuant to this paragraph and shall provide a copy of its response to the other Utility.

6.6
The provisions of this Agreement shall govern arbitration performed pursuant to this Agreement; provided that the Center for Public Resources’ Rules for Non-Administered arbitration of Business Disputes (1990) (“CPR’s Rules”), shall govern the procedural issues, if any, that are not addressed by this Agreement, although CPR’s Rules shall not govern any action that Edison or NI-Gas may have against CPR or any arbitrator in connection with any arbitration performed under this Agreement. In the event of any conflict between the provisions of this Agreement and the procedural provisions of CPR’s Rules, this Agreement’s provisions shall govern. CPR’s Rules are set forth in Attachment B.

6.7
The arbitrators shall be responsible for developing the Final Cost Allocation in accordance with the procedures set forth in this Agreement. In developing the Final Cost Allocation, the arbitrators shall consider all documents, information and comments or other evidence submitted to or solicited by the arbitrators pursuant to this Agreement.

6.8
The parties agree that notwithstanding the determination by the arbitrators in accordance with this Agreement, neither party shall be allocated less than 20% or more than 80% of the Shared Costs in the Final Cost Allocation and the Final Cost Allocation Report. For instance,

a)
a determination by the arbitrators that one party should pay only 10% of the total Shared Costs would mean that the party would be allocated 20% in the Final Cost Allocation and FCAR, and the remaining party would be allocated 80%; and

b)
a determination that one party should be allocated 40% of the total Shared Costs would mean that the party would pay 40% and the remaining party 60% as the Final Costs Allocation. The arbitrators shall be informed that in no event shall the Final Cost Allocation of FCAR assign to either party less than 20% or more than 80% of the Shared Costs.

6.9	The agreement of a majority of the arbitrators shall be the judgment of the arbitrators.
6.10
The FCAR tendered by the arbitrators shall be final and binding. If one Utility does not comply with the FCAR, the other Utility may have judgment entered thereon and the FCAR shall be enforced in or by any court having jurisdiction thereof. Such judgment shall be the judgment refered to in Section 7.1 and 7.4.

6.11
The arbitrators’ sole responsibility shall be to determine an allocation of the Shared Cost for the site or sites subject to the arbitration. After a Final Cost Allocation has been determined for a site, that allocation shall binding upon the Utilities for all past or future Shared Costs for that site (incurred after the date of this Agreement or specified in Section 3) that the Utilities agree to incur, and/or for which the Utilities are legally liable. If one Utility decides that Shared Costs should be incurred at a site for which a FCAR has been issued, but the other Utility refuses to contribute to those costs, the former Utility may commence litigation against the latter Utility to establish the latter’s liability; provided, however, that if the latter Utility is found liable, the Shared Costs will be allocated among the Utilities pursuant to the FCAR. The arbitrators shall not have the right to:

a)	enforce an allocation;
b)	award damages or punitive damages;
c)	grant injunctive relief or specific performance; or
d)	require any Utility to follow a specific work plan or course of remediation for a particular site.
6.12
It is the hope and intention of the parties that common questions of fact and law will not need to be arbitrated at each site and that after one or two arbitrations the parties will be able to stipulate as to such common questions. Notwithstanding the foregoing, the doctrines of collateral estoppel and res judicata shall not be applicable to any arbitration.

7.	Interest.
7.1
The parties agree that prejudgment interest shall be available to the Utility which is finally determined to have paid as its Interim Cost Allocation more than its proportionate share of the final allocated Shared Costs. For example, if a Utility pay 50% of the interim allocated costs and the final Shared Costs allocated to that Utility represent 40% of that total, the Utility would be entitled to interest on 10% of the interim allocated costs from the date of payment of such costs.

7.2	Interest shall be based on the U.S. Treasury rate for three year notes in effect from time to time from the date of this Agreement, plus 50 basis points.
7.3	Interest shall not be paid on amounts already incurred prior to the date of this Agreement by both parties as set forth in small subparagraphs a) and b) of Section 3.2 of this Agreement.
7.4	The interest rate set forth in Section 7.2 shall also apply as post judgment until the judgment is paid.
8.	Performance of Activities at a Site.
If the Utilities decide to incur costs at a site pursuant to the terms of this Agreement, they shall:
a)	select mutually acceptable consultants for the performance of services agreed to by the Utilities;
b)
decide whether one Utility will act as the coordinator of agreed upon activities involving the site (referred to as the Coordinator/Utility in Attachment C) provided, however, that if a coordinator is selected, both Utilities will participate in any significant decision making as more fully set forth in Attachment C;

c)	exchange their technical information regarding that site;
d)	cooperate reasonably with each other regarding agreed upon activities involving the site as more fully set forth in Attachment C;
e)	each Utility will sign as a cogenerator of any manifests needed involving the removal of waste;
f)
cooperate reasonably with each other in any proceedings (including prudence reviews), regarding the recovery from ratepayer, insurance carriers, or other third parties of costs incurred pursuant to this Agreement, which cooperation shall include: (i) providing documents and information regarding costs incurred and activities performed under this Agreement; and (ii) allowing employees to testify regarding such costs and activities; provided, however, that no Utility shall be required to disclose work product of or communications with the Utility’s legal counsel.

9.	Reservation of Rights.
This Agreement shall not constitute, nor be interpreted, construed or used as evidence of any admission of liability, law or fact, or a waiver of any right or defense, provided, however, that:
a)
except as provided in Section 1 above, during the term of this Agreement, neither of the Utilities may commence litigation against the other regarding claims associated with manufactured gas plants that arise from, or are related to, any of the sites on the Site List unless suit is brought by a third party or government agency against a Utility concerning a site on the Site List, in which case all claims, cross claims or third-party claims may be brought by each Utility against the other; provided, however, that to the maximum extent possible the Utilities shall attempt to resolve their differences under the terms of this Agreement;

b)
neither Edison nor NI-Gas will assert in any proceeding any challenges to costs that the Utilities agreed to incur after the date of this Agreement or for costs identified under Section 3 of this Agreement, including, but not limited to, challenges to the reasonableness of the costs or assertions that the costs were not consistent with the National Contingency Plan;

c)
during the term of the Agreement, this Agreement tolls the statute of limitations for any cause of action that Edison or NI-Gas may have against each other regarding possible remediation arising from or relating to any of the sites on the Site List.

10.	Settlement Negotiations.
The Utilities agree that all activities undertaken pursuant to this Agreement constitute negotiations for the purpose of compromise and settlement. Neither the fact of participation of either Utility in the Agreement, nor any documents or other information generated by either Utility or by the arbitrators pursuant to this Agreement, may be introduced as evidence in any other proceeding, except in proceedings regarding a request for regulatory approval of the Agreement, or the recovery from ratepayers, insurance carriers or other third parties (collectively, “Third Party Proceeding”) of costs incurred pursuant to this Agreement and except for those documents or such information which is in the public domain or obtainable in accordance with the following provisions of this section. The arbitrators shall be prohibited from testifying on matters related to an MGP site subject to arbitration under this Agreement or to this Agreement, in any judicial or administrative proceeding, except for Third Party Proceedings and except in proceedings to enforce the arbitration judgment. No Utility may call as a witness, or seek discovery from, the arbitrators, or any of the arbitrators’ partners, agents, employees, or representatives, in any judicial or administrative proceeding, except for Third Party Proceedings related to an MGP site subject to arbitration under this Agreement, or to this Agreement. Nothing in this Agreement shall be construed to prohibit a Utility from using that Utility’s own documents, publicly available documents or documents otherwise available to the Utility other than from activities conducted under this Agreement, in any judicial or administrative proceeding. Nothing in this Agreement shall be construed to limit or otherwise affect the discovery rights of any Utility to the Agreement against the other in any other proceeding with respect to documents or information not generated by the arbitrators.
11.	Confidentiality.
a)
Except as provided to the contrary in Section 10, each Utility agrees that all documents and information marked confidential and received from the other Utility or its counsel, pursuant to the Agreement, and all reports and communications from the arbitrator, shall be held in strict confidence by the receiving Utility.

b)
Each Utility shall take all necessary and appropriate measures to ensure that any person who is granted access to any documents or information received pursuant to this Agreement is familiar with the confidentiality terms of this Agreement and complies with the confidentiality obligation.

c)
The confidentiality obligations of the Utility shall remain in full force and effect, without regard to whether a Utility terminates the Agreement, or this Agreement results in a final allocation among the parties. The provisions of this section shall not apply to information which is now or hereafter becomes public knowledge without violation of the Agreement, which is sought and obtained from a Utility pursuant to applicable discovery procedures and not otherwise protected from disclosure, which is available to a Utility other than from activities conducted under this Agreement, or which a Utility is required by law to disclose (provided that the disclosing Utility notifies the other Utility of such disclosure).

d)	The submission of document or information to the arbitrators does not constitute a waiver of any Utility’s right to argue that such documents or information are not discoverable in another proceeding.
12.	Preservation of Privilege.
Each Utility agrees that the disclosure of any documents or information to the arbitrators or to another Utility shall not be deemed a waiver of the attorney-client privilege, work product, joint defense or self-evaluation or any other privilege by the Utility providing the documents or information.
13.	New Parties.
The Utilities may make provision for the addition of new parties after the effective date of this Agreement. The Utilities may impose such additional terms and conditions upon prospective new parties as may be agreed to by the Utilities.
14.	Termination.
Either of the Utilities may terminate this Agreement upon sixty (60) days written notice to the other, provided that:
a)	any arbitration proceeding begun prior to the termination of this Agreement shall be concluded in accordance with this Agreement, notwithstanding the intervening termination;
b)
any obligations the Utilities have incurred to third parties (e.g., contractors, government agencies) in accordance with this Agreement will not be terminated, and such obligations will be fulfilled in accordance with the terms of this Agreement, unless both Edison and NI-Gas agree to such termination;

c)	The following sections of this Agreement shall survive termination: Section 6.10, 6.11, 7, 8(f), 9, 10, 11, 12, 15, 17, 19 through 23, and Sections 2.5 and 4.5 of Attachment C.
15.	Nature of Agreement.
Nothing herein shall be deemed to create a partnership, joint venture or principal/agent relationship between Edison and NI-Gas.
16.	Entire Agreement.
This Agreement and Attachments hereto (which Attachments are part of this Agreement) constitute the entire understanding of Edison and NI-Gas with respect to the Agreement’s subject matter. No modification may be made to this Agreement except one signed by both Utilities which expressly states that it is a modification of the Agreement.
17.	Audit.
a)
The Non-Coordinator/Utility, upon written notice to Coordinator/Utility thirty days in advance, shall have the right to audit the accounts and records of Coordinator/Utility and/or its contractors relating to the accounting hereunder for any calendar year, within the twenty-four month period following the end of such calendar year. Provided, however, that the Non-Coordinator/Utility must take written exception to and make claim upon the Coordinator/Utility for all discrepancies disclosed by said audit within said twenty-four month period. Where there are two or more Non-Coordinators/Utilities, the Non-Coordinators/Utilities shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Coordinator/Utility.

b)
In the event that the Coordinator/Utility is required by law or under the Agreement to employ a public accounting firm to audit the records of the activities for which the Utility is the Coordinator/Utility, the cost thereof shall be a Shared Cost, and a copy of the audit shall be furnished to each Utility.

c)	Except in the event that an audit is conducted under subparagraph b above, the cost shall be borne by the Non-Coordinator/Utility.
d)	If the Coordinator/Utility is subject to an audit required by the Illinois Commerce Commission, it shall notify the other Utility prior to the commencement of such audit.
18.	Alternative Dispute Resolution.
If the Utilities cannot reach agreement on any issue arising in connection with this Agreement, they will consider using alternative dispute resolution- -including, but not limited to, mediation, arbitration, or reliance upon the decision of a mutually acceptable environmental consultant- -to resolve such dispute.
19.	Successors and Assigns.
This Agreement shall be binding upon the successors and assigns of the Utilities; provided that no Utility can assign its rights under the Agreement without the other Utility’s consent.
20.	Law.
This Agreement shall be interpreted under the laws of the State of Illinois.
21.	Severability.
If any provision of this Agreement is deemed invalid or unenforceable, the balance of this Agreement shall remain in full force and effect.
22.	Effective Date, Method of Execution.
The effective date of this Agreement shall be October 28, 1993. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
23.	Nonwaiver.
Nothing in this Agreement shall be construed to waive any rights, claims, privileges, or defenses which any Utility shall have against any other Utility or any other person or entity.
24.
Exchange of Insurance Policies. If one Utility learns of the existence of a general liability insurance policy which it believes may provide coverage to the other Utility with regard to an MGP Site, the former shall notify the latter of such a policy.

25.	Captions.
The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.
26.	Certain Costs.
If the Utilities incur Shared Costs that they agree that they need to incur prior to the approval or disapproval of this Agreement by the Illinois Commerce Commission (to the extent such approval is required by Section 7-102 of the Public Utilities Act), the Utilities shall act in accordance with this Agreement with regard to such Shared Costs, including, but not limited to, the condition that each Utility will pay, on an interim basis, 50% of the costs that it agrees to incur for a site.

IN WITNESS WHEREOF, each Utility designated below enters into this Agreement. Each person signing this Agreement represents and warrants that he or she has been duly authorized to enter into this Agreement by the company or entity on whose behalf it is indicated that the person is signing.

Dated October 25, 1993                       Party: Northern Illinois Gas Company_

By:_/s/ RICHARD J. LANNON     Richard J. Lannon, Vice President
(Name and Title)

Designated Representative for Receipt of Notice and Invoices

Name: David L. Cyranoski, Secretery

Address: 1844 Ferry Road, Naperville, IL 60563-9600

Telephone Number: (708) 983-8676

Facsimile Machine Number: (708) 983-8966

Dated 10/28/93                    Party: Commonwealth Edison Company

By: /s/ ROBERT J. MANNING     Robert J. Manning, Senior Vice President
(Name and Title)

Designated Representative for Receipt of Notice and Invoices
Name: Thomas E. Hemminger

Address: Commonwealth Edison Company, One First National Plaza, 35th Floor,  Chicago, Illinois 60603

Telephone Number: (312) 394-4433

Facsimile Machine Number: (312) 394-4466

Attachment A

Former MGP/Site Address

1.	Aurora Gas Light Company
	River St. at North Avenue Bridge	Aurora

2.	Belvidere Gas, Light & Fuel
	Locust Street	Belvidere

3.	Chicago Heights Gas Company
	17th& State Street	Chicago Heights

4.	Cicero Gas Company
	Lombard & Garfield	Oak Park

5.	Coal Products Manufacturing Company
	North Broadway	Lockport

6.	Freeport Gas, Light & Coke Company
	Liberty & Jackson St.	Freeport

7.	Geneseo Electric Light & Gas Company
	Oakwood & First St.	Geneseo

8.	Illinois Northern Utility Company
	Market & 14th	DeKalb

9.	Illinois Northern Utilities Company
	227 Miller	Sterling

10.	Joliet Gaslight Company, Station B
	North Broadway & Ingalls St.	Joliet

11.	Kankakee Gas Company
	Birch & Harrison St.	Kankakee

12.	LaGrange Gas Company
	47th& Bluff St.	LaGrange

13.	Lemont Gas, Light Company
	Main & Lockport Rd.	Lemont

14.	Lincoln Water, Light & Gas Company
	Sangamon & Dacatur St.	Lincoln

15.	Lockport Gas Company
	17th& I & M Canal	Lockport

NOTE: Edison and NI-Gas are not admitting liability at any of these sites, or waiving any rights or defenses.

Former MGP/Site Address (cont’d)

16.	Mendota Gas Company
	Fifth St. & Ninth Ave.	Mendota

17.	Morris Gas Company
	Nettle & Jackson St.	Morris

18.	Morrison Gas & Electric
	Market & S. Orange	Morrison

19.	Northwestern Gas, Light & Coke Company
	912 Clark St.	Evanston

20.	Northwestern Gas, Light & Coke Company
	Maple & Vermont	Blue Island

21.	Northwestern Gas, Light & Coke Co./
Niles Center Station
	Oakton St. & McCormick Blvd.	Skokie

22.	Ottawa Gas, Light & Coke Company
	Illinois & Walker St.	Ottawa

23.	Pontiac Light & Water Company
	Vermillion & Water St.	Pontiac

24.	Streator Gas, Light & Coke Co.
	Water St. & Vermillion Rr.	Streator

NOTE: Edison and NI-Gas are not admitting liability at any of these sites, or waiving any rights or defenses.

CPR LEGAL PROGRAM
TO DEVELOP ALTERNATIVES TO LITIGATION

RULES AND COMMENTARY FOR NON-ADMINISTERED
ARBITRATION OF BUSINESS DISPUTES

CENTER FOR PUBLIC RESOURCES, INC.
366 Madison Avenue New York, N.Y. 10017 Tel (212) 949 6490 Fax (212) 949 8859

CPR COMMITTEE ON PRIVATE ADJUDICATION

GERALD AKSEN, CHAIRMAN
Reid & Priest

GEOFFRY D.C. BEST
LeBoeuf, Lamb, Leiby & MacRae

RICHARD CHERNICK
Gibson, Dunn & Crutcher

WINSLOW CHRISTIAN
Senior Vice President and Director of Litigation
Bank of America

MARTIN GLENN
O’Melveny & Myers

ROBERT GORSKE
Vice President and General Counsel
Wisconsin Electric Power Company

JAMES P. GROTON
Sutherland, Asbill & Brennan

BERTHOLD H. HOENIGER
Bailey, Marshall & Hoeniger

STEPHEN D. HOUCK
Donovan Leisure Newton & Irvine

THE HONORABLE JOSEPH W. MORRIS
Gable & Gotwals

MICHAEL J. PLISHNER
McCutchen, Doyle, Brown & Enersen

PROFESSOR MAURICE ROSENBERG
Columbia Law School

JOHN M. TOWNSEND
Hughes Hubbard & Reed

ROBERT VON MEHREN
Debevoise & Plimpton

CLIFFORD L. WHITEHILL
Vice President and General Counsel
General Mills, Inc.

CPR STAFF

PETER H. KASKELL
Senior Vice President

TABLE OF CONTENTS

INTRODUCTION

STANDARD PROVISIONS

A.	Pre-dispute Clause
B.	Existing Dispute Submission Agreement

THE RULES

A.	General and Introductory Rules

Rule 1.  Scope of Application
Rule 2.  Notices
Rule 3.  Commencement
Rule 4.  Representation

B.	Rules with Respect to the Tribunal

Rule 5.  Selection of Arbitrators by the Parties
Rule 6.  Selection of Arbitrators by CPR
Rule 7.  Qualifications, Challenges and Replacement of Arbitrators
Rule 8.  Challenges to the Jurisdiction of the Panel

C.	Rules with Respect to the Conduct of the Arbitral Proceedings

Rule 9.     General Provisions
Rule 10.    Discovery
Rule 11.    Evidence and Hearings
Rule 12.    Interim Measures of Protection
Rule 13.    The Award

D.	Miscellaneous Rules

Rule 14.    Failure to Comply with Rules
Rule 15.    Costs
Rule 16.    Confidentiality
Rule 17.    Settlement and Mediation
Rule 18.    Actions against CPR or Arbitrators
Rule 19.    Waiver

CENTER FOR PUBLIC RESOURCES

RULES FOR NON-ADMINISTERED
ARBITRATION OF BUSINESS DISPUTES

INTRODUCTION

These Rules for Non-Administered Arbitration of Business Disputes (the “Rules”) have been developed by a committee of leading arbitrators and practitioners convened by the Center for Public Resources (“CPR”) and have been adopted by CPR. CPR itself will not undertake to function as an administrative body with respect to the Rules. Under the Rules, CPR’s responsibilities are limited to acting as the appointing authority in certain circumstances (see Rule 6) and deciding challenges to an arbitrator (see Rule 7.7).

STANDARD PROVISIONS

The Rules, which are intended in particular for use in complex commercial arbitrations, may be adopted by parties wishing to do so by using one of the following standard provisions:

A. Pre-dispute Clause

“Any controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by (a sole arbitrator) (three arbitrators, of whom each party shall appoint one) (three arbitrators, none of whom shall be appointed by either party). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof.”

B. Existing Dispute Submission Agreement

“We, the undersigned parties, hereby agree to submit to arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes (the “Rules”) the following controversy:
[Describe briefly]
We further agree that the above controversy shall be submitted to (a sole arbitrator) (three arbitrators, of whom each party shall appoint one) (three arbitrators, none of whom shall be appointed by either party). We further agree that we shall faithfully observe this agreement and the Rules and that we shall abide by and perform any award rendered by the arbitrator(s). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award may be entered by any court having jurisdiction thereof.”

The Rules are designed to provide a procedural basis for the settling of disputes. They are not intended to change substantive provisions of applicable law. Therefore, it is recommended that parties consider the inclusion in their agreement of specific clauses as to the place of arbitration and as to the law governing the contract and the arbitration.

RULES FOR ARBITRATION

 A.GENERAL AND INTRODUCTORY RULES

Rule 1. Scope of Application

1.1 Where the parties to a contract have provided for arbitration under the Rules, they shall be deemed to have made these Rules a part of their arbitration agreement, except to the extent that they have agreed in writing, or on the record during the course of the arbitral proceeding, to modify these Rules. These Rules, and any amendment thereof adopted by CPR, shall apply in the form obtaining at the time the arbitration is commenced.

1.2 These Rules shall govern the arbitration except that where any of these Rules is in conflict with a mandatory provision of applicable law, that provision of law shall prevail.

Rule 2. Notices

2.1 Notices shall be given in writing at the address specified in writing by the recipient or, if no address has been specified, to the then business or residence address of the recipient. Notices may be given by mail, telex or facsimile transmission. Notices shall be deemed to have been received on the date of delivery.

2.2 Time periods specified by these Rules or established by the Arbitral Tribunal (the “Tribunal”) shall start to run on the day a notice is received, unless the Tribunal shall specifically provide otherwise.

Rule 3. Commencement of Arbitration

3.1 The party commencing arbitration (the “Claimant”) shall address to the other party (the “Respondent”) a notice of arbitration.

3.2 The arbitration shall be deemed commenced on the date on which the notice of arbitration is received by the Respondent.

3.3 The notice of arbitration shall include in the text or in attachments thereto:

(a) The full names, descriptions and addresses of the parties;

(b) A demand that the dispute be referred to arbitration pursuant to the Rules;

(c) The verbatim text of the arbitration clause or the separate arbitration agreement that is involved;

(d) A statement of the general nature of the claimant’s claim;

(e) The relief or remedy sought; and

(f) The name and address of the arbitrator appointed by the Claimant, unless the parties have agreed that neither shall appoint an arbitrator.

3.4 Within twenty days after receipt of the notice of arbitration, the Respondent shall deliver to the Claimant a notice of defense. Failure to deliver a notice of defense shall not delay the arbitration; in the event of such failure, all claims set forth in the demand shall be deemed denied.

3.5 The notice of defense shall include:

(a) Any comment on items (a), (b), and (c) of the notice of arbitration that the Respondent may deem appropriate;

(b) A statement of the general nature of the Respondent’s defense; and

(c) The name and address of the arbitrator appointed by the Respondent, unless the parties have agreed that neither shall appoint an arbitrator.

3.6 The Respondent may include in it’s notice of defense any counterclaim within the scope of the arbitration clause. If it does so, the counterclaim in the notice of defense shall include items (a), (b), (c), (d) and (e) of Rule 3.3.

3.7 If a counterclaim is asserted, within twenty days after receipt of the notice of defense, the Claimant shall deliver to the Respondent a reply to counterclaim which shall have the same elements as provided in Rule 3.5 for the notice of defense.

3.8 Claims or counterclaims may be freely added or amended prior to the establishment of the Tribunal and thereafter with the consent of the Tribunal. Notices of defense or replies to amended claims or counterclaims shall be delivered within twenty days after the addition or amendment.

3.9 If a dispute is submitted to arbitration pursuant to a submission agreement, Rule 3 shall apply to the extent that it is not inconsistent with the submission agreement.

Rule 4. Representation

4.1 The parties may be represented or assisted by persons of their choice.

4.2 Each party shall communicate the name, address and function of such persons in writing to the other party and to the Tribunal.

B. RULES WITH RESPECT TO THE TRIBUNAL

Rule 5. Selection of Arbitrators by the Parties

5.1 Unless the parties have agreed in writing on a Tribunal consisting of a sole arbitrator or of three arbitrators not appointed by the parties, the Tribunal shall consist of two arbitrators appointed by the parties and a third arbitrator, who shall chair the Tribunal, selected as provided in Rule 5.2.

5.2 As soon as possible after the appointment of two party-appointed arbitrators and delivery of the notice of defense provided for in Rule 3.4 and in any event within fifteen days thereafter, the party-appointed arbitrators shall discuss potential candidates for the third arbitrator and shall proceed to select the third arbitrator. They shall attempt to make their selection within twenty days of their initial discussion, but they may extend their selection process until one or both of them have concluded, and have so advised the appointing parties, that a deadlock has been reached. In this event, the third arbitrator shall be selected as provided in Rule 6.

Rule 6. Selection of Arbitrator(s) by CPR

6.1 Whenever (i) a party has failed to appoint the arbitrator to be appointed by it; (ii) the parties have failed to appoint the arbitrators to be appointed by them acting jointly; (iii) the party appointed arbitrators have failed to appoint the third arbitrator; or (iv) the parties have provided that one or more arbitrators shall be appointed by CPR, the arbitrator(s) required to complete the Tribunal shall be selected as provided in Rule 6, and either party may request CPR in writing, with copy to the other party, to proceed pursuant to Rule 6.

6.2 The written request may be made as follows:

(a) If a party has failed to appoint the arbitrator to be appointed by it, or the parties have failed to appoint the arbitrator(s) to be appointed by them through agreement, at any time after such failure has occurred.

(b) If the party-appointed arbitrators have failed to appoint the third arbitrator, as soon as the procedure contemplated by Rule 5.2 has been completed.

(c) If the arbitrator(s) are to be appointed by CPR, as soon as the arbitration has been commenced.

6.3 The written request shall include complete copies of the notice of arbitration and the notice of defense or, if the dispute is submitted under a submission agreement, a copy of the agreement supplemented by the notice of arbitration and notice of defense if they are not part of the agreement.

6.4 CPR shall then proceed as follows:

(a) Promptly following receipt by it of the request provided for in Rule 6.3, CPR shall convene the parties in person or by telephone one or more times to attempt to select the arbitrator(s) by agreement of the parties.

(b) If the procedure provided for in (a) does not result in the selection of the required number of arbitrators, CPR shall submit to the parties a list of not less than five candidates if one arbitrator remains to be selected, and of not less than seven candidates if two or three arbitrators are to be selected. Such list shall include a brief statement of each candidate’s qualifications. Each party shall number the candidates in order of preference, shall note any objection it may have to any candidate, and shall deliver the list so marked to CPR. Any party failing without good cause to return the candidate list so marked within ten days after receipt shall be deemed to have assented to all candidates listed thereon. CPR shall designate as arbitrator(s) the nominee(s) willing to serve for whom the parties collectively have indicated the highest preference and who does not appear to have a conflict of interest. If a tie should result between two candidates, CPR may designate either candidate. If this procedure for any reason should fail to result in designation of the required number of arbitrators, CPR shall appoint a person or persons whom it deems qualified to fill any remaining vacancy.

Rule 7. Qualifications, Challenges and Replacement of Arbitrators

7.1 Each arbitrator shall be independent and impartial.

7.2 By accepting appointment, each arbitrator shall be deemed to be bound by these Rules and any modification agreed to by the parties.

7.3 Each arbitrator shall promptly disclose in writing to the Tribunal and the parties any circumstances that might cause doubt regarding the arbitrator’s independence or impartiality. Such circumstances include bias, interest in the result of the arbitration, and past or present relations with a party or its counsel.

7.4 Any arbitrator may be challenged if circumstances exist or arise that give rise to justifiable doubt regarding that arbitrator’s independence or impartiality, provided, that a party may challenge an arbitrator whom it has appointed only for reasons of which it becomes aware after the appointment has been made.

7.5 A party may challenge an arbitrator only by a notice in writing to the Tribunal, with copy to the other party, given no later than fifteen days after (i) the parties have been notified that the Tribunal has been constituted, or (ii) the challenging party has become aware of the circumstances specified in Rule 7.4, whichever shall last occur. The notice shall state the reasons for the challenge with specificity.

7.6 When an arbitrator has been challenged by a party, the other party may agree to the challenge or the arbitrator may voluntarily withdraw. Neither of these actions implies acceptance of the validity of the challenge.

7.7 If neither agreed disqualification nor voluntary withdrawal occurs, the challenge shall be decided as follows:

(a) By unanimous vote of the remaining members of the Tribunal;

(b) If the Tribunal consists of a sole Arbitrator or fails or refuses to decide the challenge, by the President of CPR.

7.8 In the event of death, resignation or successful challenge of an arbitrator, a substitute arbitrator shall be selected pursuant to the procedure by which the arbitrator being replaced was selected.

7.9 In the event that an arbitrator fails to act, or in the event the Tribunal determines that an arbitrator is de jure or de facto prevented from duly performing the functions of an arbitrator, the procedures provided in Rule 7.8 shall apply to the selection of a replacement.

7.10 If the sole arbitrator or the chairman of the Tribunal is replaced, the successor shall decide the extent to which any hearings held previously shall be repeated. If any other arbitrator is replaced, the Tribunal in its discretion may require that some or all prior hearings be repeated.

Rule 8. Challenges to the Jurisdiction of the Tribunal

8.1 The Tribunal shall have the power to hear and determine challenges to its jurisdiction.

8.2 The Tribunal shall have the power to determine the existence, validity or scope of the contract of which an arbitration clause forms a part, and/or of the arbitration clause itself. For the purposes of challenges to the jurisdiction of the Tribunal, the arbitration clause shall be considered as separable from any contract of which it forms a part.

8.3 Any challenges to the jurisdiction of the Tribunal, except challenges based on the award itself, shall be made not later than the notice of defense, or with respect to a counterclaim, the reply to the counterclaim.

C. RULES WITH RESPECT TO THE CONDUCT
OF THE ARBITRAL PROCEEDINGS

Rule 9. General Provisions

9.1 Subject to these Rules, the Tribunal may conduct the arbitration in such manner as it shall deem appropriate. The chairman shall be responsible for the organization of arbitral conferences and hearings and arrangements with respect to the functioning of the Tribunal.

9.2 The proceedings shall be conducted in an expeditious manner. The Tribunal is empowered to impose time limits it considers reasonable on each phase of the proceeding, including without limitation the time allotted to each party for presentation of its case and for rebuttal.

9.3 Except as otherwise provided in these Rules or permitted by the Tribunal, no party or anyone acting on its behalf shall have any ex parte communication with any arbitrator with respect to any matter of substance relating to the proceeding, or on any matter with the arbitrator it appointed, except that a party and the arbitrator it appointed may confer regarding the selection of the chairman of the Tribunal.

9.4 As promptly as possible after the selection of the Tribunal, the Tribunal shall hold an initial pre-hearing conference for the planning and scheduling of the proceeding. The objective of this conference shall be to discuss all elements of the arbitration with a view to planning for its future conduct. Matters to be considered in the initial pre-hearing conference may include, inter alia, the following:

(a) Procedural matters such as the timing and manner of any required discovery; the desirability of bifurcation or other separation of the issues in the arbitration; the scheduling of conferences and hearings; the scheduling of pre-hearing memoranda; the need for and type of record of conferences and hearings, including the need for transcripts; the amount of time allotted to each party for presentation of its case and for rebuttal; the mode, manner and order for presenting proof; the need for expert witnesses and how expert testimony should be presented; and the necessity for any on-site inspection by the Tribunal;

(b) The early identification and narrowing of the issues in the arbitration;

(c) The possibility of stipulations of fact and admissions by the parties solely for purposes of the arbitration, as well as simplification of document authentication; and

(d) The possibility of the parties engaging in settlement negotiations, with or without the assistance of a mediator.

After the initial conference, further pre-hearing or other conferences may be held as the Tribunal deems appropriate.

9.5 In order to define the issues to be heard and determined, the Tribunal may inter alia make pre-hearing orders for the arbitration and instruct the parties to file more detailed statements of claim and of defense and pre-hearing memoranda.

9.6 Unless the parties have agreed upon the place of arbitration, the Tribunal shall fix the place of arbitration. The award shall be deemed made at such place. Hearings may be held and the Tribunal may schedule meetings, including telephone meetings, wherever it deems appropriate.

Rule 10. Discovery

The Tribunal shall permit and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The Tribunal may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

Rule 11. Evidence and Hearings

11.1 The Tribunal shall determine the manner in which the parties shall present their cases. Unless otherwise determined by the Tribunal, the presentation of a party’s case shall include the submission of a pre-hearing memorandum including the following elements:

(a) A statement of facts;

(b) A statement of each claim being asserted;

(c) A statement of the applicable law upon which the party relies;

(d) A statement of the relief requested, including the basis for any damages claimed; and

(e) A statement of the evidence to be presented, including the name, capacity and subject of testimony of any witnesses to be called and an estimate of the amount of time required for the witness’ direct testimony.

11.2 Evidence may be presented in written or oral form as the Tribunal may determine is appropriate. The Tribunal is not required to apply the rules of evidence used in judicial proceedings, provided, however, that the Tribunal shall apply the lawyer-client privilege and the work product immunity. The Tribunal shall determine the applicability of any privilege or immunity and the admissibility, relevance, materiality and weight of the evidence offered.

11.3 The Tribunal, in its discretion, may require the parties to produce evidence in addition to that initially offered. It may also appoint experts whose testimony shall be subject to cross examination and rebuttal.

11.4 The Tribunal shall determine the manner in which witnesses are to be examined. The Tribunal shall have the right to exclude witnesses from hearings during the testimony of other witnesses.

Rule 12. Interim Measures of Protection

12.1 At the request of a party, the Tribunal may take such interim measures as it deems necessary in respect of the subject matter of the dispute, including measures for the preservation of assets, the conservation of goods or the sale of perishable goods. The Tribunal may require security for the costs of such measures.

12.2 A request for interim measures by a party to a court shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

Rule 13. The Award

13.1 The Tribunal may make final, interim, interlocutory and partial awards. An award may grant any remedy or relief which the Tribunal deems just and equitable and within the scope of the agreement of the parties, including but not limited to specific performance of a contract. With respect to any interim, interlocutory or partial award, the Tribunal may state in its award whether or not it views the award as final, for purposes of any judicial proceedings in connection therewith.

13.2 All awards shall be in writing and shall state the reasoning on which the award rests unless the parties agree otherwise. When there are three arbitrators, the award shall be made and signed by at least a majority of the arbitrators; and if the award decides a number of issues, the part of the award relating to each issue shall be made and signed by at least a majority of the arbitrators.

13.3 A member of the Tribunal who does not join in an award may file a dissenting opinion. Such opinion shall not constitute part of the award.

13.4 Executed copies of awards and of any dissenting opinion shall be delivered by the Tribunal to the parties.

13.5 Within fifteen days after receipt of the award, either party, with notice to the other party, may request the Tribunal to correct in an award any errors in computation, any clerical or typographical errors, or any errors of a similar nature.

Within thirty days after the delivery of an award to the parties, the Tribunal may make corrections on its own initiative and corrections requested by either party. All such corrections shall be in writing, and the provisions of Rule 13 shall apply to them.

13.6 After expiration of the thirty-day period provided in Rule 13.5, awards shall be final and binding on the parties, and the parties undertake to carry out awards without delay.

13.7 The dispute should in most circumstances be submitted to the Tribunal for decision within six months after the initial pre-hearing conference required by Rule 9.4. The final award should in most circumstances be rendered within one month thereafter. The parties and the arbitrators shall use their best efforts to comply with this schedule.

D. MISCELLANEOUS RULES

Rule 14. Failure to Comply with Rules

Whenever a party fails to comply with these Rules in a manner deemed material by the Tribunal, the Tribunal shall fix a reasonable period of time for compliance and, if the party does not comply within said period, the Tribunal may impose a remedy it deems just, including an award on default. Prior to entering an award on default the Tribunal may require the non-defaulting party to produce evidence and legal argument in support of its contentions, which the Tribunal may receive without the defaulting party’s presence or participation.

Rule 15. Costs

15.1 Each arbitrator shall be compensated at an hourly rate determined at the time of appointment for all time spent in connection with the proceeding and shall be reimbursed for any travel and other expenses.

15.2 The Tribunal shall fix the costs of arbitration. The costs of arbitration include:

(a) The fees and expenses of member of the Tribunal;

(b) The costs of expert advice and other assistance engaged by the Tribunal;

(c) The travel and other expenses of witnesses to such extent as the Tribunal may deem appropriate;

(d) The costs for legal representation and assistance and experts of the successful party to such extent as the Tribunal may deem appropriate;

(e) The charges and expenses of CPR with respect to the arbitration.

(f) The costs of transcript; and

(g) The costs of meeting and hearing facilities.

15.3 Subject to any agreement between the parties to the contrary, the Tribunal may apportion the costs of arbitration between or among the parties in such manner as it deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration.

15.4 The Tribunal may request each party to deposit an equal amount as an advance for the costs referred to in Rule 15.2, except those specified in subparagraph (d), and, during the course of the proceeding, it may request supplementary deposits from the parties. Any such funds shall be held and disbursed in such a manner as the Tribunal may deem appropriate.

15.5 If the requested deposits are not paid in full within twenty days after receipt of the request, the Tribunal shall so inform the parties in order that jointly or severally they may make the required payment. If such payment is not made, the Tribunal may suspend or terminate the proceedings.

15.6 After the award has been rendered, the Tribunal shall return any unexpended balance from deposits made to the parties as may be appropriate.

Rule 16. Confidentiality

The parties and the arbitrators shall treat the proceedings, any related discovery and the decisions of the Tribunal, as confidential, except in connection with a judicial challenge to, or enforcement of, an award, and unless otherwise required by law.

Rule 17. Settlement and Mediation

17.1 Either party may propose settlement negotiations to the other party at any time. The Tribunal may suggest that the parties explore settlement at such times as the Tribunal may deem appropriate and shall suggest that they do so at or before conclusion of the hearing. The Tribunal shall give such assistance in settlement negotiations as the parties may request and the Tribunal may deem appropriate.

17.2 With the consent of the parties, the Tribunal at any stage of the proceeding may arrange for mediation of the claims asserted in the arbitration by a mediator acceptable to the parties. The Mediator shall be a person other than a member of the Tribunal, unless the parties request and the Tribunal agrees that a member of the Tribunal designated by the parties may serve as Mediator. The Tribunal may provide the Mediator with whatever factual and legal material developed in the arbitration it deems appropriate and may permit the Mediator to attend conferences and hearings held in connection with the arbitration. Unless the parties agree otherwise, any such mediation shall be conducted under the CPR Model Procedure for Mediation of Business Disputes.

Rule 18. Actions against CPR or Arbitrators

Neither CPR nor any arbitrator shall be liable to any party for any act or omission in connection with any arbitration conducted under these Rules.

Rule 19. Waiver

A party knowing of a failure to comply with any provision of these Rules and neglecting to state its objections promptly waives any objection thereto.

COMMENTARY ON CENTER FOR PUBLIC RESOURCES RULES

FOR NON-ADMINISTERED ARBITRATION OF BUSINESS DISPUTES

INTRODUCTION

The Center for Public Resources, Inc. (“CPR”) brings a distinct viewpoint to the field of business dispute resolution. Its tenets:

1.     Most business disputes are best resolved privately and by agreement.

2.	Executives should play a key role in business dispute resolution and should approach a dispute as a problem to be solved, not a contest to be won.

3.	A skilled and respected neutral third party can play a critical role in bringing about agreement.

4.     Efforts should first be made to reach agreement by unaided negotiation.

5.
If such efforts are unsuccessful, resolution by a non-adjudicative procedure such as mediation or the minitrial should next be pursued. These procedures remain available even while litigation or arbitration is pending.

6.	If adjudication by a neutral third party is required, a well conducted arbitration proceeding usually is preferable to litigation.

7.	During an arbitration proceeding the door to settlement should remain open; arbitrators should encourage the parties to discuss settlement, if appropriate employing a mediator.

8.
Arbitration proceedings often can be conducted efficiently by the arbitral tribunal without administration by a neutral organization, or limiting the role of such an organization to assistance in arbitrator selection, if required.

FEATURES OF WELL MANAGED ARBITRATION PROCEEDINGS

Primary objectives of arbitration are to arrive at a just and enforceable result, based on a private procedure that is

•	fair,
•	expeditious,
•	economical, and
•	less burdensome or adversarial than litigation.

The above objectives are most likely to be achieved if the parties and their attorneys

•	adopt well designed rules of procedure;
•	select skilled arbitrators who are able and willing to actively manage the process;
•	limit the issues to focus on the core of the dispute; and
•	cooperate on procedural matters even while acting as effective advocates on substantive issues.

GENERAL COMMENTARY ON THE RULES

The CPR Rules for Non-Administered Arbitration of Business Disputes (the “Rules”) were developed by a committee (the “Committee”) of leading arbitrators and practitioners convened by CPR to develop procedures to facilitate the conduct of arbitration fairly, expeditiously and economically. The Rules are designed to be easily comprehended. The Rules are intended in particular for the complex case but are suitable regardless of the complexity of the case or the amount in dispute.

The Rules reflect CPR’s view that disputants should make all reasonable efforts to resolve their dispute by agreement. Rule 16 requires the Arbitral Tribunal (the “Tribunal”) to suggest at or before conclusion of the hearing that the parties engage in settlement negotiations, and authorizes the Tribunal to arrange mediation with the consent of the parties.

The standard arbitration clauses in the Rules have been drafted to make proceedings under the Rules subject to the United States Arbitration Act, 9 U.S.C. § 1 et seq. If parties desire a different law, or if the federal law does not apply (where, for example, the underlying transaction is not “in commerce”), another law should be specified. [See reference to Volt v. Stanford below at page 8.]

Every disputant wants to have a reasonable opportunity to develop and present its case. Parties that choose arbitration over litigation do so in large part out of a need or desire for a proceeding that is also speedy and economical - factors which tend to go hand in hand. The rules were designed with each of these objectives in mind.

The complexity of cases will vary greatly. In rules of general application it is not appropriate to fix hard and fast deadlines. Rule 13.7 commits the parties and the arbitrator(s) to use their best efforts to assure that the dispute will be submitted to the Tribunal for decision within six months after the initial pre-hearing conference, and that the final award will be rendered within one month thereafter. Rule 9.2 empowers the arbitrator(s) to establish time limits for each phase of the proceeding, including specifically the time allotted to each party for presentation of its case and for rebuttal.

Counsel are expected to cooperate fully with the Tribunal and with each other to assure that the proceeding will be conducted with civility in an efficient, expeditious and economical manner. Rule 15 empowers the arbitrators in apportioning costs to take into account “the circumstances of the case.” This broad power is intended to permit the arbitrators to apportion a greater share of costs than they otherwise might to a party which has employed tactics the arbitrators consider dilatory, or in other ways has failed to cooperate in assuring the efficient conduct of the proceeding.

The Rules may be modified by written agreement. The Rules are designed for an arbitration between two parties but may be amended to provide for a proceeding among three or more parties.

TYPES OF DISPUTES

The Rules are designed for “business disputes”. This term is intended to encompass disputes of any nature between business enterprises, including not only “commercial” disputes but also, by way of example, intellectual property disputes, construction disputes, disputes between manufacturers and distributors or franchisees, and disputes between joint venturers. The Rules may be adopted by parties which did not have a contractual or other business relationship, e.g. for a patent infringement dispute. The Rules may even be employed to adjudicate a dispute between a government agency and a contractor, subject to any legal restraints on that government’s submission to arbitration. The parties may find it appropriate to modify the Rules to adapt them to a specific type of dispute.

ADMINISTERED VS. NON-ADMINISTERED ARBITRATION

The principal functions normally performed by an organization administering arbitration proceedings are to:

•	provide a set of rules which the parties can adopt in a pre-dispute agreement or for an existing dispute;

•	provide administrative staff to render impartial services required for smooth case handling and to insulate arbitrators from parties.

•	provide lists of persons from which arbitrators may be chosen;

•	appoint the arbitrator(s) if necessary;

•	decide arbitrator conflict of interest challenges if necessary;

•	determine arbitrator fees and bill the parties for such fees.

•	schedule hearings and send notices of hearings;

•	provide hearing rooms;

•	distribute documents;

•	review awards for procedural comments.

The charges of administering organizations typically are related to the amount in dispute, but rates vary.

Many arbitration practitioners and arbitrators see a need for administered arbitration, but others favor non-administered or “ad hoc” arbitration, particularly for large or complex cases. They believe that the arbitrator(s) and the parties’ advocates are capable of performing most of the functions general performed by the administering organization, and that the arbitrator(s) and advocates often may be better able to control the conduct of the proceeding than such an organization. The fees charged by an administering organization also may be a factor. The assistance of a neutral third party may be needed in selecting the tribunal or deciding a conflict of interest challenge to an arbitrator. Under the Rules, CPR is available to perform these limited functions.

Over ninety percent of arbitrations take place pursuant to the parties’ binding commitment in their business agreement to submit possible futures disputes to arbitration in accordance with specified rules. Once a dispute has arisen, it is usually much more difficult for the parties to agree on any alternative to litigation. Our committee recommends the inclusion of a dispute resolution clause in most business agreements. The parties should also consider whether to provide for administered or non-administered arbitration. Rules for administered arbitration have long been available for incorporation by reference. The availability of rules well designed for the efficient conduct of a non-administered proceeding will facilitate the choice between these alternative procedures.

The Rules are intended primarily for disputes between responsible parties which will not attempt to obstruct the process. However, the Rules do permit the process to go forward even if a respondent fails to deliver a notice of defense, fails to participate in selection of the Tribunal, or ultimately fails to appear at a hearing.

SALIENT FEATURES OF THE RULES

The Rules differ in numerous respects from arbitration rules promulgated by other organizations. Features which our Committee considers particularly significant are:

1.	The Rules call for non-administered arbitration.

2.
The Rules require the expeditious conduct of the proceeding, empowering the arbitrator(s) to establish time limits for each phase of the proceeding (Rule 9.2), and to penalize a party engaging in dilatory tactics (Rule 15.3).

3.
All arbitrators, including those appointed by either party, are required to be independent and impartial (Rule 7.1). Such a requirement enhances the acceptability of the arbitration process, albeit a departure from existing U.S. practice.

4.	The parties are given ample opportunity to select a sole arbitrator or a panel of three arbitrators without intervention of CPR. If they fail, either party may request CPR’s assistance (Rule 5).

5.
CPR will first convene the parties to attempt to select the arbitrator(s) by agreement of the parties. Only if that attempt fails will CPR submit a list of candidates to the parties for ranking (Rule 6.4).

6.	The Tribunal may decide challenges to its jurisdiction (Rule 8). This should allow arbitrators to decide all issues, including arbitrability questions, without the necessity for court intervention.

7.	The chairman of the Tribunal is assigned responsibility for the organization of conferences and hearings and arrangements with respect to the functioning of the Tribunal (Rule 9.1).

8.
The Tribunal is required to hold at least one pre-hearing conference to plan and schedule the proceeding (Rule 9.4). Such conference should result in the smooth scheduling of the case, and may aid possible settlement.

9.	The Tribunal is given great leeway in matters of procedure. The Tribunal is specifically empowered, for instance, to

•	establish time limits for each phase of the proceeding (Rule 9.2);

•	limit the time allotted to each party for presentation of its case (Rule 9.2);

•	make pre-hearing orders (Rule 9.5);

•	permit such discovery as it deems appropriate (Rule 10);

•	require the submission of pre-hearing memoranda (Rule 11.1);

•	require evidence to be presented in written form (Rule 11.2).

10.	The Tribunal is empowered to appoint neutral experts (Rule 11.3).

11.	The Tribunal may take interim measures for the preservation of assets or other interim measures (Rule 12.1).

12.
The Tribunal is required to state the reasoning on which its award rests unless the parties agree otherwise (Rule 13.2). Our committee believes the parties are entitled to know how the decision was reached.

13.	Each arbitrator is to be fully compensated at an hourly rate determined at the time of appointment for all time spent in connection with the proceeding (Rule 15.1).

14.
The Tribunal is empowered to apportion costs, including attorneys’ fees and other costs incurred by the successful party, between the parties, taking into account the circumstances of the case, the conduct of the parties during the proceeding and the result (Rule 15.3).

15.	the proceedings are confidential (Rule 16).

16.	The Tribunal may suggest at any time that the parties engage in settlement negotiations and shall make that suggestion at or before conclusion of the hearing (Rule 17.1).

17.	The Tribunal may arrange for mediation of the dispute at any time with the consent of the parties (Rule 17.2).

INTERNATIONAL ARBITRATION

The Rules were designed in the first instance for disputes between parties located in the United States; however, the Rules also are suitable for disputes involving parties located in different countries. In the transnational context it may be advisable to specify in the pre-dispute clause or the submission agreement:

•	the place of arbitration;
•	the language(s) in which the proceedings are to be conducted;
•	the substantive law governing the merits of the dispute;
•	the nationality of the arbitrator(s); and
•	the arbitration law which will govern.

The parties also may consider certain modifications of the Rules when adopting them for transnational disputes. For instance, if the parties prefer that the functions assigned to CPR under Rule 6 and Rule 7.7 (b) be performed by another neutral organization or official, they may so provide.

STANDARD CONTRACTUAL PROVISIONS

The suggested standard pre-dispute clause and submission agreement which precede the Rules may be modified and may be supplemented. It is desirable that the parties specify the place of arbitration and the law governing the contract and the arbitration. If a governing law is specified it may be advisable to state whether or not the conflict of laws rules of that law are included.

In light of the decision of the United States Supreme Court in Volt Information Sciences, Inc. v Board of Trustees of Leland Stanford Junior University, 109 S. Ct. 1248, _______ U.S. ________, No. 87-1318 (March 6, 1989), our Committee has inserted language in the standard pre-dispute clause and submission agreement to the effect that the governing law for the arbitration shall be the United States Arbitration Act.

The laws of various jurisdictions differ on the question of whether arbitrators are empowered to award punitive damages. If the parties wish to preclude the arbitrators from awarding punitive or trebled damages, it would be advisable to include a provision to that effect in the pre-dispute clause or the submission agreement.

As stated above, CPR as a rule considers it highly desirable for disputants to attempt to resolve their dispute without adjudication. Attached to this commentary as Appendix A are suggested contract clauses calling for negotiations or mediation before a dispute is submitted to arbitration.

The pre-dispute clause and the submission agreement call for an election as to whether the Tribunal will be composed of

•	three arbitrators, of whom each party appoints one, and the two arbitrators thus appointed attempt to select the third,

•	three arbitrators, none of whom are appointed by the parties, or

•	a sole arbitrator.

Such an election made in a pre-dispute clause may be changed by further agreement once a specific dispute has arisen. If the parties fail to make an election, the first mentioned procedure will apply in accordance with Rule 5.1.

Rules 5 and 6 govern the selection of arbitrators not appointed by either party.

It is essential for the parties to stipulate that judgment may be entered upon the award, in order to comply with the requirement of the United States Arbitration Act, 9 U.S.C. § 9.

COMMENTARY ON INDIVIDUAL RULES

A. General and Introductory Rules

Rule 3. Commencement of Arbitration

Rule 3 sets forth the procedure to be followed when a proceeding is commenced pursuant to a pre-dispute arbitration clause. Under Rule 3.4, the arbitration will proceed even if the respondent should fail to file a timely notice of defense. If the pre-dispute clause required each party to appoint an arbitrator, and either party fails to do so, the other party may request CPR to step in pursuant to Rule 6.

A submission agreement entered into after a dispute has arisen may include all or some of the material called for by Rules 3.3 and 3.5 and may eliminate the need for a notice of arbitration and a notice of defense. Rule 3.9 provides that “Rule 3 shall apply to the extent that it is not inconsistent with the submission agreement.” If the parties so desire, the submission agreement can provide that Rule 3 notices will not be required or will be modified.

Rule 4. Representation

It is assumed that parties normally would be represented by a law firm or an individual attorney; however, the Rules permit parties to be represented or assisted by any persons of their choice.

Under the laws of certain jurisdictions, representation of a party in an arbitration proceeding may constitute the practice of law, in which case representation by an attorney would be required.

B. Rules with Respect to the Tribunal

Rule 5. Selection of Arbitrators by the Parties

Most practitioners, when confronted with a large or complex dispute, have greater confidence in a panel of three arbitrators than in a single arbitrator. Moreover, they usually prefer to permit each party to appoint an arbitrator. Rule 5.1 provides, therefore, that the Tribunal shall consist of two arbitrators appointed by the parties and a third arbitrator who shall chair the Tribunal, unless the parties have agreed on a Tribunal consisting of a sole arbitrator or three arbitrators not appointed by the parties.

For many companies the ability to select a tribunal well qualified to hear and decide their dispute is a primary motivation to opt for arbitration. The selection of highly qualified, experienced arbitrators is critical, the more so if the amount in dispute is large and the issues are complex. Our Committee believes that at least the chairman of the Tribunal usually should be a respected attorney experienced in arbitration.

The arbitrators should be persons able and willing to control the course of the proceeding and to make definitive rulings on substantive and procedural matters.

Sophisticated counsel representing the parties are likely to know of the individuals, especially of attorneys, who are well qualified and who meet the “independent and impartial” standard of Rule 7.1. CPR has established Panels of leading members of the bar, including former judges, who are highly qualified to serve as arbitrators. CPR’s lists of panelists are available on request, and panel members may be contacted directly.

Tribunals of two arbitrators have been used on occasion, typically in complex technological disputes in which the objective was to structure a modus vivendi rather than only to arrive at conclusions as to liability and damages. The Rules may be modified to provide for a two arbitrator Tribunal.

Rule 6. Selection of Arbitrator(s) by CPR

Selection of arbitrators by the parties is the preferred course, and the parties are given ample opportunity to select a Tribunal without CPR’s assistance. However, if they fail, either party may request CPR’s assistance at the time and in the manner specified in Rules 6.2 and 6.3.

In accordance with Rule 6.4(a), CPR then will convene the parties and will propose candidates in an attempt to complete the Tribunal in this informal and speedy manner. If this procedure is not wholly successful, CPR will submit a list of candidates to the parties in writing. The parties are required to rank the nominees in order of preference. The nominee(s) willing to serve for whom the parties collectively have indicated the highest preference will be selected.

The parties will be encouraged to inform CPR of the qualifications they seek in an arbitrator. Individuals nominated by CPR are likely to be members of CPR’s Panels.

Rule 7. Qualifications, Challenges and Replacement of Arbitrators

The degree of independence expected of a party-appointed arbitrator in the United States is not always clear. Parties often expect the arbitrator they appoint to act as their advocate on the panel. Our Committee does not favor this approach. The Committee believes that the advocacy role should be performed exclusively by each party’s counsel or other representative, and that permitting arbitrators to play such a role is prejudicial to the disinterested and candid deliberations in which the panel should engage. Consequently, Rule 7.1 states that “Each arbitrator shall be independent and impartial.”

The rationale for party appointment is to enable each party to select an individual it considers well qualified and whom it expects in turn to select a capable chairman of the Tribunal. A party may discuss the case in general terms with an individual before appointment, and the appointee may discuss the selection of the chairman with that party. Once the Tribunal has been constituted, no further ex parte communication is permitted between a party and the arbitrator it appointed (Rule 9.3).

Rules 7.3 - 7.7 set forth a formal procedure for disclosure of “circumstances that might cause doubt regarding the arbitrator’s independence or impartiality,” and for a challenge for “justifiable doubt,” after the Tribunal has been constituted. It is anticipated that normally an individual’s possible conflicts of interest would be disclosed and resolved informally before selection, and that it would rarely become necessary to invoke the formal procedure. In general, we believe all the arbitrators should be held to the standards for independent arbitrators promulgated in the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes.

Rule 8. Challenges to the Jurisdiction of the Tribunal

This Rule expresses the generally accepted principle that arbitrator(s) have the competence initially to determine their own jurisdiction. The arbitrator(s) will decide whether the arbitration proceeds in the face of a jurisdictional challenge.

C. Rules with Respect to the Conduct of the Arbitral Proceedings

Rule 9. General Provisions

Under Rule 9.1 the chairman is “responsible for the organization of the arbitral conferences and hearings and arrangements with respect to the functioning of the Tribunal.”

The efficiency of the proceeding will depend in large part on the chairman’s taking the lead in asserting the Tribunal’s control over critical aspects of the procedure, including the setting of time limits as authorized by Rule 9.2.

The Rules give the Tribunal wide latitude as to the manner in which the proceeding will be conducted. It is expected that the procedure will be determined in large part during the pre-hearing conference(s) held pursuant to Rule 9.4 and that following the conference(s) the Tribunal will issue one or more orders on procedural matters.

Narrowing issues to those central to the controversy, fact stipulations and admissions should be strongly encouraged by the Tribunal in the interest of focusing on core issues and simplifying the proceeding.

Some controversies hinge on one or two key issues of law which in litigation may be decided early on motion for partial summary judgment. At the pre-hearing conference, the desirability of the Tribunal’s ruling on such issues before the hearings can be considered.

Other controversies hinge on a key issue of a technical nature on which a neutral expert can be helpful in bringing about a resolution. The appointment by the Tribunal of such an expert is authorized by Rule 11.3 and also can be discussed at the pre-hearing conference.

The Tribunal may bifurcate the proceeding. If the proceeding is bifurcated to first decide the issue of liability, the parties then may well be able to agree on the remedy. Often parties have options not available to a judge or to arbitrators.

A pre-hearing conference may well give the arbitrators an opportunity to encourage settlement discussions or mediation, as contemplated by Rule 17. Simply bringing the attorneys together for purposes of a conference may lead to such discussions.

Rule 10. Discovery

These Rules, unlike most other arbitration rules, specifically empower the Tribunal

“to permit and facilitate such discovery as it shall determine is appropriate in the circumstances taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.”

Arbitration is not for the litigator who will “leave no stone unturned.” Unlimited discovery is incompatible with the goals of efficiency and economy. The Federal Rules of Civil Procedure are not applicable. Discovery should be limited to that for which a party has a substantial, demonstrable need. Rule 11.2 provides for the application of the attorney-client privilege and the work product immunity. That protection is intended to apply to discovery as well as to hearings.

It is desirable for the parties’ counsel to agree, preferably before the initial pre-hearing conference, on a discovery plan and schedule and to submit the same to the Tribunal for its approval.

A party may encounter difficulties if it needs to secure documents or testimony from an uncooperative third party. The arbitrators may well be of assistance in such a situation through the exercise of their subpoena power or in other ways. If the third party’s location is beyond subpoena range, holding a hearing at that location may be an option.

Rule 11. Evidence and Hearings

The Rules do not establish a detailed mandatory hearing procedure but permit the Tribunal to determine the procedure. At least the main features should be established during the pre-hearing conference(s). The Tribunal need not apply rules of evidence used in judicial proceedings, except that the Tribunal is required to apply the attorney-client privilege and the work product immunity when it determines that the same are applicable (Rule 11.2).

Self-authentication of documentary exhibits the authenticity of which is not disputed is a widely used practice which reduces hearing time. In cases in which voluminous testimony is expected the hearings will be expedited considerably if the Tribunal requires the direct testimony of all or most witnesses to be submitted in written form before the witness is to appear. This procedure also enables opposing counsel to better prepare for cross-examination. Depositions and affidavits would be admissible in evidence unless the Tribunal rules otherwise.

The Tribunal should consider at the pre-hearing conference the imposition of time limits on case presentation, as authorized by Rule 9.2. If necessary, any such limits can be extended.

The Rules do not provide specifically for the notice the parties are to be given of hearing dates and times. It is assumed that the Tribunal will give notice in such form and with such lead time as is reasonable under the circumstances.

The efficiency of the proceeding will be enhanced substantially if hearings are held consecutively. If the Tribunal heeds every schedule conflict claim and adjournment request by either counsel, the hearings may drag on quite unnecessarily.

The Tribunal and/or the parties are likely to request a hearing transcript.

Rule 11.3 empowers the Tribunal to appoint neutral experts. We would expect this power to be exercised sparingly, and usually upon consultation with the parties as to the need for a neutral expert, the scope of the assignment, and identification of well qualified candidates. It is not intended that the expert give advice to the Tribunal ex parte; indeed, the Rule entitles the parties to cross examine and to rebut the expert. The conflicting views of partisan experts can lead to confusion rather than elightenment of arbitrators. In appropriate cases the arbitrators might encourage the parties early on, e.g. at the pre-hearing conference, to agree on the joint appointment of a neutral expert.

The Rules do not automatically require the submission of post-hearing briefs, but it is likely that the Tribunal will order the submission of such briefs. Final oral argument also may be scheduled.

The Tribunal’s powers with respect to subpoenas are determined by applicable law and are not dealt with specifically in the Rules.

Rule 13. The Award

Rule 13.2 provides:

“All awards shall be in writing and shall state the reasoning on which the award rests unless the parties agree otherwise. When there are three arbitrators, the award and any part thereof shall be made and signed by at least a majority of the arbitrators; …”

Most parties engaging in arbitration want to know the basis on which the arbitrator(s) reached their decision. Our Committee, moreover, considers it good discipline for arbitrators to require them to spell out their reasoning. Sometimes this process gives rise to second thoughts as to the soundness of the result. The Rule 13.2 mandate gives the arbitrator(s) greater leeway than would a requirement to state “conclusions of law and findings of fact.”

Some parties hesitate to arbitrate out of a concern that arbitrators are prone to “split the baby”, i.e. to make compromise awards. Any tendency on the part of the arbitrators to reach compromise awards should be restrained by the requirement of a reasoned award.

Certain administering organizations and practitioners favor “bare” awards without explanation of any sort, in the belief that such awards are the least likely to be challenged and overturned by a court. In the Committee’s view the risk that a reasoned award will be successfully challenged normally is small and is outweighed by the other considerations mentioned above.

If an award consists of two or more parts, it is sufficient if any two out of three arbitrators approve each part, even if the same two arbitrators do not approve each part.

Unless the parties shall have agreed in their business agreement or otherwise as to which law shall govern, the Tribunal is free to determine the law which is to govern the award.

Rule 13.7 requires the parties and the arbitrators to use their best efforts to submit the dispute to the Tribunal for decision within six months of the initial pre-hearing conference, and to render the final award within one month following such submission.

The Rules do not deal expressly with confirmation of an award, as the matter is covered by the United States Arbitration Act, 9 U.S.C. § 9 and its state counterparts.

Rule 14. Failure to Comply with Rules

Rule 14 empowers the Tribunal to impose a remedy it deems just whenever a party materially fails to comply with the Rules. The power to make an award on default is specifically included. Pursuant to Rule 15.3 the Tribunal also may take a party’s conduct during the proceeding into account in assessing costs.

Rule 15. Costs

Our Committee believes that highly qualified arbitrators are entitled to be fully compensated for all time devoted to the arbitration. If an arbitrator is a member of a law firm, he is likely to expect compensation at approximately the hourly rates normally charged for his services. The rates payable to party-appointed arbitrators should be agreed to between the appointee and the appointing party. The rates of other arbitrators should be established by agreement with both parties. The members of a three member Tribunal are likely to be compensated at different rates, but gross variations may present problems.

Normally, the parties are expected to make advances for costs to a fund pursuant to Rule 15.4, and the arbitrators’ fees, as well as other expenses, would be paid from such a fund.

The “costs of arbitration” enumerated in Rule 15.2 include the costs for legal representation and assistance and experts of the successful party to such extent as the Tribunal may deem appropriate,

In accordance with Rule 15.3, unless the parties otherwise agreed, the Tribunal may apportion the costs of arbitration between the parties “in such manner as it deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration.” As stated above, the arbitrator(s) may take into account tactics by either party which unreasonably interfered with the expeditious conduct of the proceeding.

Rule 17. Settlement and Mediation

Over ninety percent of civil lawsuits and a high percentage of business arbitration proceedings are disposed of before a trial or hearings take place, most by settlement. Yet often each party is reluctant to propose settlement negotiations, if only out of concern that the proposal will be seen as a sign of weakness. A proposal to that effect by the Tribunal at one or more appropriate junctures in the proceeding should launch negotiations, without either party’s bearing the onus of being the proposer.

A skilled mediator can play a critical role in brining about agreement between adversaries, even if bilateral negotiations did not bring them within reach of agreement. If the Tribunal believes that mediation may result in a settlement, the Tribunal is encouraged to urge the parties to engage in such a process and to assist in arranging the same. As a rule, arbitration proceedings should be suspended while mediation is in progress, at least for a limited time.

It may well be desirable for senior executives to play an active role in a mediation proceeding. Often, the parties have settlement options that are business oriented and less onerous than the payment of money. Business executives are likely to be best able to explore such options.

The members of the Tribunal will be thoroughly familiar with the case, and an arbitrator not appointed by either party may well be able to serve as mediator. However, the parties may hesitate to confide in an arbitrator, and an arbitrator would be inhibited in making settlement proposals or giving advice to the parties. As a rule, therefore, it would be preferable for an individual not an arbitrator in the case to serve as mediator. The Tribunal can be helpful by proposing well qualified candidates and by familiarizing the mediator with the case.

It is assumed that if a settlement does not come about, the terms of any settlement offers will not be admitted into evidence at the hearings. If the parties enter into a settlement agreement, they may wish to request the Tribunal to issue an award incorporating the settlement terms.

Appendix A-1

SAMPLE BUSINESS AGREEMENT DISPUTE RESOLUTION CLAUSE
(Mediation - Arbitration)

The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this agreement by mediation in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. *

If the matter has not been resolved pursuant to the aforesaid mediation procedure within sixty days of the commencement of such procedure (which period may be extended by mutual agreement), the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by (a sole arbitrator) (three arbitrators, or whom each party shall appoint one) (three arbitrators, none of whom shall be appointed by either party). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be ___________.

_________________________
*	The Center for Public Resources Model Minitrial Procedures may be substituted for the mediation procedure.

Appendix A-2

SAMPLE BUSINESS AGREEMENT DISPUTE RESOLUTION CLAUSE

(Two Step Negotiation - Mediation - Arbitration)

The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this agreement promptly by negotiations between executives of the parties.

If a controversy or claim should arise, ____________________________ of X Co. and _________________________ of Y Co., or their respective successors in the positions they now hold (herein called the “project managers”), will meet at least once and will attempt to resolve the matter. Either project manager may request the other to meet within fourteen days, at a mutually agreed time.

If the matter has not been resolved within twenty days of their first meeting, the project managers shall refer the matter to senior executives, who shall have authority to settle the dispute (herein called “the senior executives”). Thereupon, the project managers shall promptly prepare and exchange memoranda stating the issues in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documents. The senior executives will meet for negotiations within fourteen days of the end of the twenty-day period referred to above, at a mutually agreed time.

The first meeting shall be held at the offices of the project manager receiving the request to meet. If more than one meeting is held, the meetings shall be held in rotation at the offices of X Co. and Y Co.

If the matter has not been resolved within thirty days of the meeting of the senior executives (which period may be extended by mutual agreement), the parties will attempt in good faith to resolve the controversy or claim in accordance the Center for Public Resources Model Procedure for Mediation of Business Disputes.*

If the matter has not been resolved pursuant to the aforesaid mediation procedure within sixty days of the commencement of such procedure (which period may be extended by mutual agreement), the controversy shall be settled by arbitration in accordance with the Center for Public Resources rules for Non-Administered Arbitration of Business Disputes, by (a sole arbitrator) (three arbitrators, of whom each party shall appoint one) (three arbitrators, none of whom shall be appointed by either party). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C § 1-16, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be ____________________.
____________________
* The Center for Public Resources Model Minitrial Procedure may be substituted for mediation procedures.

Attachment C

MANAGEMENT COMMITTEE

1.1
To provide for the orderly supervision of operations to be carried out under this Agreement at MGP sites, there will be a Management Committee for each site for which the Utilities agree to incur costs under this Agreement. Upon the designation of a site as one as to which the Utilities agree to incur costs under this Agreement, each Utility shall designate a representative to such Management Committee who shall be authorized to act for such Utility by which designated, and an alternate representative who shall be authorized to act for such Utility in the absence of its representative. Such designation shall be made by notice given to the other Utility, stating the names and addresses of the representative and alternate representative designated by such Utility for such Management Committee for a particular MGP site. Any Utility may change its representative at any time by giving written notice to the other Utility. In addition, any Utility may designate a special representative for a particular Management Committee meeting by delivering to the other Utility’s representative notice of such designation at or before such meeting. Any special representative shall be authorized to act for the Utility by which designated only at such meeting. In any matter arising under this Agreement, a representative or alternate or special representative shall represent only the Utility which appointed him. Such representative (or, in his absence the alternate or special representative) shall have full power and authority to represent and bind such Utility in all matters, and all acts done by him or his alternate or special representative pursuant to the authority conferred on him shall be deemed to be the acts of the Utility which appointed him. The representative or his alternate or special representative of the Utility/Coordinator (as defined in Section 2 below) shall be Chairman at all meetings of the Management Committee. If neither the representative, alternate representative, nor a special representative of a Utility is able to attend any meeting held pursuant to this Agreement, the vote of such Utility on any matter to be considered at such meeting may be cast by written notice delivered to the other Utility representative at or before the meeting but not thereafter.

1.2	The Management Committee may appoint such subcommittees, to be composed of representatives of the Utilities as it deems advisable, for the study of any problem in connection with operations hereunder.
1.3	The members of the Management Committee shall be fully empowered by the Utility which they, respectively, represent to make all determinations required hereunder to be made by the Utilities.
1.4
The Coordinator/Utility shall prepare and furnish to each Utility representative and alternate representative a copy of the agenda and such supplementary information as may be appropriate for each meeting of the Management Committee, together with notice of the date, time and place of such meeting, to be received at least fifteen (15) days in advance of the date of such meeting. The Coordinator/Utility shall work with the representatives and alternate representatives to select meeting dates, times and places that are acceptable to all representatives and alternate representatives. All meetings of the Management Committee shall be held in either Chicago or Naperville, Illinois, or at such other place as is mutually agreed to by the Utilities. Each representative or alternate or special representative shall be entitled to have present at any meeting such agents and employees of his principal as he may desire. The expenses incurred by a representative, alternates or special representatives and agents and employees of any Utility attending a meeting shall be borne solely by such Utility.

1.5
At all meetings of the Management Committee, only such matters as may be on the agenda shall be considered, but at any such meeting, the agenda may be amended, by unanimous consent, to include additional matters raised by any representative. The Coordinator/Utility may call a meeting of the Management Committee at any time it shall deem appropriate and shall do so upon the request of any Utility by giving each Utility written notice thereof (pursuant to Paragraph 1.4) with the agenda reflecting the matters requested by the Utility or Utilities requesting the meeting. Written minutes of each meeting shall be prepared by the Coordinator/Utility and copies thereof shall be made available promptly to the Utilities. Each representative or alternate shall notify the other representatives in writing of its approval or objection to said minutes within fifteen (15) days after receipt thereof, and if a representative fails to so notify the other representatives, it shall be deemed to have approved said minutes. The determinations of the Management Committee made in accordance with the voting procedure in Section 1.8 shall be binding on the Utilities.

1.6
Any matter arising under the Agreement may be submitted to the Management Committee for consideration and to a vote without holding a meeting, provided that such matter is submitted by notice in writing to all Utilities. Within fifteen (15) days after receipt of such notice, each Utility shall give to each other Utility notice in writing of its vote. Any proposal which thus receives the affirmative vote provided for in Section 1.8 shall be deemed to be a proposal decided upon by the Utilities, and the determination thus made shall be binding upon them to the same extent as votes cast at a meeting of the Management Committee. Coordinator/Utility shall keep a record of the vote open to inspection by the Utilities at all reasonable times.

1.7
The Management Committee shall meet at least once each Calendar Year prior to August 1 to consider the program of activities and budget for the relevant MGP site that is proposed by the Coordinator/Utility for the succeeding Calendar Year, and such other matters as may be on the agenda; provided, however, that any such meeting may be waived by the unanimous consent of the Utilities and any matters on the agenda may be submitted to the Management Committee as provided in Section 1.6. No program of activities or budget may be implemented unless approved unanimously by the Utilities.

1.8
Each Utility shall be entitled to one vote on any matter or proposal submitted to the Management Committee in accordance with this Agreement and all decisions of the Management Committee must be unanimous.

COORDINATOR/UTILITY
2.1
The Coordinator/Utility shall facilitate the performance of all operations conducted by the Utilities under this Agreement for the MGP site. There shall be a separate Coordinator/Utility for each site.

2.1.1
Any Coordinator/Utility at any time may resign as Coordinator/Utility hereunder by giving to the other Utility notice in writing of such resignation. Such resignation shall be effective one hundred eighty (180) days after the date of notice thereof as provided above, or on the date on which a successor Coordinator/Utility appointed by the Utilities as provided herein shall be ready and able to assume the obligations of Coordinator/Utility hereunder, whichever shall first occur.

2.1.2
The Coordinator/Utility may be removed at any time upon ninety (90) days’ notice by determination of the Management Committee. The Utilities shall promptly give to Coordinator/Utility notice in writing of such removal.

2.1.3
Removal or resignation of any Coordinator/Utility shall not in any way affect its right, title or interest or obligations under this Agreement. On the effective date of removal or resignation, Coordinator/Utility shall deliver to the successor Coordinator/Utility possession of all funds, equipment, materials, appurtenances, books, records, reports, data and rights acquired by or in the custody of Coordinator/Utility for the joint account of the Utilities and shall make an accounting to the Utilities for such items mentioned herein as shall not be so delivered.

2.2
In accordance with agreed programs and budgets and the terms of the Agreement and subject to such instructions as may be given from time to time by the Management Committee, Coordinator/Utility shall on behalf of the other Utility conduct all operations for its applicable site under this Agreement, and in connection therewith, shall have the following rights, duties and obligations; provided, however, that Coordinator/Utility shall consult with the other Utilities when it deems necessary.

2.2.1	All such operations shall be conducted by Coordinator/Utility or by its duly authorized agents or by such independent contractors as may be engaged by it with the approval of the other Utility.
2.2.2
Coordinator/Utility, its agents or contractors, shall secure and furnish all supervision, labor, services, materials, equipment, permits and rights necessary or appropriate to operations hereunder and shall have custody of all materials and equipment owned by the Utilities pursuant to this Agreement. The selection of employees, the number thereof, their hours of labor and their compensation shall be determined by Coordinator/Utility, its agents or contractors, exclusively. However, only those items which are designated Shared Costs in Section 2 of the Agreement are recoverable.

2.2.3
Coordinator/Utility shall conduct diligently all operations in accordance with practices generally followed in remediation operations for manufactured gas plant sites and shall perform such operations in an efficient and economical manner. All operations shall be conducted in compliance with the terms of this Agreement and all applicable laws and regulations.

2.2.4
Coordinator/Utility shall proceed with due diligence to secure or cause to be secured such permits, easements, and other rights to the use of land as may be requisite or appropriate to the conduct of operations and in accordance with all applicable laws and regulations.

2.2.5
Coordinator/Utility shall permit, upon receipt of request in writing by any Utility, employees and representatives of such Utility to have full access to the area of operations (for the relevant MGP site) at all reasonable times and at their own risk and expense, for the purpose of observing any and all operations being conducted for the joint benefit of the Utilities and inspecting all materials, equipment and property. Such inspecting Utility shall observe all established safety rules and procedures for the site. Each Utility, through its representatives, employees or agents duly authorized in writing for such purposes, shall be permitted at reasonable intervals and during usual business hours to examine and make copies of any and all data and interpretations thereof, including but not limited to cores, samples, logs and surveys concerning operations conducted hereunder at said Utility’s sole cost. Coordinator/Utility shall furnish drafts of all reports (including, but not limited to plans and proposals) to the other Utility and all the Utilities shall have the right to make comments prior to the preparation of the final report or any report submitted to the government. Coordinator/Utility shall furnish an accurate monthly report to each Utility’s representative and alternate representative on the Management Committee showing expenditures at the site. Coordinator/Utility shall also furnish to any Utility any additional information pertaining to operations at the site when a special request therefor is made; provided, however, that the cost of gathering and furnishing any additional information not ordinarily furnished by Coordinator/Utility shall be charged to the Utility who requests the information.

2.2.6	Coordinator/Utility shall use its best efforts to keep the site free from liens, charges and encumbrances arising out of the operations hereunder.
2.2.7
Coordinator/Utility shall promptly pay all costs, expenses and taxes other than corporate income taxes incurred by its operations as Coordinator/Utility hereunder and, with such cooperation of the other Utility as may be necessary or appropriate, take such action as may at any time be necessary to protect the site.

2.2.8
With regard to operations for a particular MGP site, Coordinator/Utility shall procure and maintain in force for the Utilities any and all insurance authorized by the Management Committee, without prejudice to each Utility’s right to provide independently for its own additional insurance coverage with respect to its interest in the site.

2.2.9
Coordinator/Utility shall keep full and complete records of accounts and of technical operations hereunder and prepare and furnish to the Management Committee and shall furnish, or cause to be furnished, to government agencies (with opportunity for comment and input on drafts by the other Utilities) such reports, statements, data and information as may be required (by law or the Management Committee) from time to time for the operations conducted hereunder, except such reports, statements, data and information to government agencies as the Utilities may respectively and individually be required to prepare and submit.

2.2.10
Unless otherwise directed by the Management Committee, notwithstanding prior approval of the program of activities and budget set forth in Section 1.7 of this Attachment, Coordinator/Utility shall submit to the other Utility, for its review and comments, all contracts which exceed US$50,000.  The other Utility shall have the right of prior approval of any contract which exceeds US$50,000 or ten percent of the total amount in the approved program of activities and budget set forth in Section 1.7, whichever is less.

2.2.11	Notwithstanding Section 2.2.10, no contract containing term provisions which exceed two years shall be executed prior to review and approval by both Utilities.
2.3
Coordinator/Utility shall undertake to carry out each program of activities adopted by the Utilities within the limits of the approved budget therefor. Coordinator/Utility shall submit for approval to the Utilities a copy of Authority for Expenditure (“A.F.E.”), for any expenditure in excess of US$100,000.00, or its equivalent, for the site. Such approval of the A.F.E. shall not be required if the expenditure in question has been included in an approved program of activities and budget. Coordinator/Utility shall not undertake any operations not included in any approved program of activities or make any expenditures in excess of the approved budget and an approved A.F.E., if required, except as follows:

2.3.1
If necessary to carry out an approved program of activities for a calendar year, the Coordinator/Utility is hereby authorized to make, during such year, expenditures in excess of the budget adopted therefor, in an amount not to exceed ten percent (10%) of such budget. Any such expenditures in excess of the budget shall be reported promptly in writing to the Utilities by Coordinator/Utility.

2.3.2
In case of an emergency, Coordinator/Utility may make such immediate expenditures as it may deem reasonably necessary for the protection of life or property, and such expenditures shall be reported promptly to the Utilities by Coordinator/Utility.

2.4   Any and all claims and suits by third parties arising out of operations conducted hereunder and brought against the Coordinator/Utility or the Utilities, or any of them and/or any of their officers, directors, shareholders, employees, agents or representatives (collectively, “Utility Representatives”), shall, to the extent not covered by insurance, be compromised and settled or defended by Coordinator/Utility; provided, however, that if the claim or suit is brought against the Utility (and/or its Utility Representatives) that is not the Coordinator/Utility, that Utility shall compromise and settle or defend the claim or suit in accordance with this Section 2.4. The Utility that  compromises and settles or defends a claim or suit pursuant to this Section 2.4 is hereinafter called the “Defending Utility.” Defending Utility shall promptly seek the advice of the Management Committee and shall comply with any decisions of said Committee with respect thereto. Each Utility shall have the right to participate through its own counsel, at its own expense, in the settlement, compromise or defense of any claims and suits hereunder; however, all expenditures incurred by Defending Utility in prosecuting, defending, compromising, settling or paying any such claims or suits as directed by decisions of the Management Committee shall be borne by the Utilities and charged as a Shared Cost. Defending Utility shall have authority to settle a suit for property damage or personal injury, brought against the Defending Utility or the Utilities, or any of them or any Utility Representatives, without the approval of the Management Committee, for an amount not to exceed $50,000.
2.5
Neither Utility nor any Utility Representative shall be liable to the other Utility for any acts done or omitted to be done including negligence, in the performance of operations hereunder including, but not limited to, functions as Coordinator/Utility, provided that such acts or omissions shall not have resulted from the gross negligence or willful misconduct of the Utility or its Utility Representatives.

2.6	Coordinator/Utility will maintain on behalf of the Utilities such offices as may be necessary or appropriate and approved by the Management Committee.

OPERATING PROGRAMS AND BUDGETS
3.1
After Coordinator/Utility shall have submitted its proposed program of activities and budget for approval pursuant to Section 1.7 hereof, the Management Committee shall, prior to October 20 of each calendar year, consider, agree upon and adopt a program of activities and budget for the next succeeding calendar year. Upon adopting a program of activities and budget as provided herein, the Management Committee shall provisionally consider but not act upon, adopt or agree to, a program of activities and budget for the calendar year next following that for which the program of activities and budget shall have been adopted.

3.2
Each proposed budget shall contain a properly itemized estimate of the cost of the operations provided for in the respective program of activities and of all other expenditures proposed to be made by Coordinator/Utility for each relevant site during the calendar year. Each program of activities and budget adopted shall be subject to review and revision by the Management Committee from time to time; provided, however, that no revision shall be made which would prejudice commitments previously made by the Coordinator/Utility within the limits of an existing approved program of activities and budget.

3.3	As soon as reasonably possible after the adoption of a program of activities and budget, Coordinator/Utility shall deliver or send a copy thereof to each Utility.

COSTS, EXPENSES, AND DEFAULT
4.1
All Shared Costs incurred in the conduct of operations under this Agreement shall be borne on an interim basis by the Utilities in proportion to their respective percentages shown in Section 1 of the Interim Cooperative Agreement except as otherwise herein provided. Such costs and expenses shall be determined and settled in accordance with generally accepted accounting principles (“Accounting Principles”) and Coordinator/Utility shall keep its records of costs and expenses in accordance with such Accounting Principles. In the event of conflict between this Agreement and said Accounting Principles the provisions of this Agreement shall control.

4.2
At least thirty (30) days prior to the beginning of each calendar quarter, Coordinator/Utility shall submit to each Utility an estimate of cash expenditures to be made per month of operation during such quarter to carry out the approved program of activities in accordance with the budget approved therefor. Coordinator/Utility may require each Utility to advance its share of estimated expenditures to be made each month in accordance with the terms of the Accounting Principles (such advance not to be more than two weeks prior to the start of the month).

4.3
In the event the other Utility fails to pay any invoice submitted, or cash call made by the Coordinator/Utility, or if the Coordinator/Utility fails to pay its share of costs and expenses hereunder, such non-paying Utility shall be in default. Any non-defaulting Utility shall proportionately contribute to the payment of the share of costs and expenses which the defaulting Utility has failed to pay. Any defaulting Utility shall thereafter owe and be indebted to each non-defaulting Utility for the proportionate contribution made by each such non-defaulting Utility along with interest at the rate set out in Section 7 of the Agreement.

4.4
In addition to the other remedies available to them, each non-defaulting Utility shall have the option (but only after consultation with the defaulting Utility) exercisable by notice in writing within thirty (30) days after the expiration of ninety (90) days after a Utility first goes into default, to bring a request for a final allocation of costs within the meaning of and subject to the limitations of Sections 4, 5 and 6 of the Agreement for the site or sites in default.

4.5
The remedies contained in Section 4.1 through 4.4 above against a defaulting or non-defaulting Utility are not exclusive and are without prejudice to any remedies or actions at law or equity that are or may be available to any non-defaulting Utility for the enforcement of its rights and collection of all sums due and owing from any defaulting Utility. The failure to exercise any right or remedy at any time shall not constitute a waiver of such right or remedy or estop the future exercise of such right or remedy with respect to any default or subsequent defaults in the performance by any Utility of its obligations hereunder (including but not limited to the obligation to advance funds).

MATERIALS AND EQUIPMENT
5.1
Except as may be specifically provided in this Agreement, all materials and equipment acquired by Coordinator/Utility for operations hereunder shall be owned by the Utilities in undivided shares in their proportion of the Interim Allocation of Costs, or, if determined, the Final Allocation of Costs.

5.2
Except as may be otherwise approved by the Management Committee and subject to the provisions of the Agreement, Coordinator/Utility shall purchase only such materials and equipment as are reasonably required in the conduct of operations provided for in the approved programs of activities or revisions thereof. Coordinator/Utility shall not stockpile materials or equipment for future use without the approval of the Management Committee.

5.3
Subject to the provisions of this Agreement, materials or equipment declared by Coordinator/Utility to be surplus shall be disposed of in such manner as the Management Committee may direct; or if the fair market value of an item does not exceed US$10,000.00, Coordinator/Utility, upon giving to the Utilities twenty (20) days’ written notice of intention so to do, shall dispose of said item in such manner as Coordinator/Utility shall deem appropriate; provided however, that each Utility may, if practicable, separately sell and dispose of its interest in such materials or equipment or may purchase, at the prevailing market price in the area, materials or equipment which Coordinator/Utility has declared to be surplus and which Coordinator/Utility intends to dispose of on the open market.

5.4
Upon termination of this Agreement, Coordinator/Utility shall salvage for the joint account all jointly-owned materials and equipment which can reasonably be salvaged, to be disposed of as provided in Section 5.3 hereof.

FORCE MAJEURE
6.1
The obligations hereunder of each Utility shall be suspended while and to the extent that such Utility is prevented from complying with such obligations by force majeure, including, without limitation, strikes, lockouts, labor and civil disturbances, acts of God, unavoidable accidents, laws, rules, regulations or orders of any government or agent or instrumentality thereof having at any time de facto or de jure control over any of the Utilities, acts of war or conditions arising out of or attributable to war, whether declared or undeclared, shortage of essential equipment, materials or labor, or restrictions thereof or limitations upon the use thereof, delays in transportation or communication, adverse weather conditions or other causes reasonably beyond the control of any Utility claiming force majeure hereunder, whether similar or dissimilar to the causes herein specified. If force majeure should result in suspension of performance of any of the obligations of any utility hereunder, such Utility shall give to the other Utility notice in writing of such suspension of performance as soon as reasonably possible, stating therein the date and extent of such suspension and whether in whole or in part, and specifying in reasonable detail the nature of the force majeure causing such suspension. Any Utility, the performance of whose obligation has been suspended as aforesaid, shall resume performance thereof as soon as reasonably possible after the circumstances preventing such performance as provided above shall have terminated or ceased to have such effect, and shall so notify the other Utility as herein provided. The provisions of this Article shall not suspend the obligation of a Utility to make timely payment of its share of costs and expenses hereunder or to provide access to the site to the other Utility.